EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-166778, No. 333-204621, No. 333-252296) on Form S-8 of our reports dated October 19, 2023, with respect to the consolidated financial statements and financial statement schedule of Lindsay Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Omaha, Nebraska
October 19, 2023